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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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ZAMBA CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3033 Excelsior Blvd., Suite 200
Minneapolis, Minnesota 55416

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 17, 2001

To Our Stockholders:

    The 2001 annual meeting of stockholders of Zamba Corporation will be held at the Marquette Hotel located at 710 Marquette Avenue, Minneapolis, Minnesota, on Thursday, May 17, 2001, beginning at 3:00 p.m. Central Time. At the meeting, the holders of our common stock with act on the following matters:

1.
Election of six directors, each for a term of one year;

2.
Approval of an increase in the authorized number of shares of our common stock; and

3.
Any other matters that properly come before the meeting.

    All holders of record of our common stock at the close of business on March 15, 2001, are entitled to vote at the meeting and any postponements or any adjournments of the meeting.

                      By Order of the Board of Directors,

                      Ian Nemerov
                       Secretary

Minneapolis, Minnesota
April 17, 2001

Whether or not you plan to attend the meeting, please complete, date sign and promptly return the accompanying proxy in the enclosed postage-paid envelope so that your shares may be represented at the meeting.

If you plan to attend, you may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts ("street name" holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date.

ZAMBA CORPORATION
3033 Excelsior Blvd., Suite 200
Minneapolis, Minnesota 55416

PROXY STATEMENT

April 17, 2001

    This proxy statement contains information related to the annual meeting of stockholders of Zamba Corporation to be held on Thursday, May 17, 2001, at 3:00 p.m. Central Time at the Marquette Hotel, located at 710 Marquette Avenue, Minneapolis, Minnesota, and at any postponements or adjournments of the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

    At our annual meeting, stockholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors and approval of an increase in the number of authorized shares of our common stock. Additionally, management will report on our performance during 2000 and respond to questions from stockholders.

Who is entitled to vote at the meeting?

    Only stockholders of record at the close of business on March 15, 2001, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

    Each outstanding share of our common stock will be entitled to one vote on each matter.

What constitutes a quorum?

    The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 32,175,213 shares of Zamba common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 16,087,607 votes will be required to establish a quorum.

    Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

How do I vote?

    If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. "Street name" stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Can I change my vote after I return my proxy card?

    Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Zamba either a notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the meeting in person and request that your proxy be revoked, but attendance at the meeting will not by itself revoke a previously granted proxy.

What vote is required to approve each item?

    Election of Directors.  The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

    Other Items.  For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

    If you hold your shares in "street name" through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instruction, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by these "broker non-votes" will, however, be counted in determining whether there is a quorum.

STOCK OWNERSHIP

Who are the largest owners of Zamba stock?

    The following table identifies stockholders who hold beneficially more than 5% of our outstanding common stock, based upon the most recent publicly available reports and other information available to us:

Name and address of beneficial owner	Amount of beneficial ownership		Percent of class

Coral Partners 60 South Sixth Street, Suite 351 Minneapolis, Minnesota 55402	4,020,890	(1)	12.5%

Motorola, Inc. 1303 East Algonquin Road Schaumburg, Illinois 60196	2,275,892		7.1
(1)
Includes 1,504,374 shares owned of record by Coral Partners II (known as IAI Ventures Partners II prior to November 1, 1993) and 2,516,516 shares owned of record by Coral Partners I-Superior (known as Superior Ventures prior to November 1, 1993).

How much stock do our directors and executive officers own?

    The following table shows the amount of Zamba common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers names in the Summary Compensation Table below, certain other executive officers, and the directors and executive officers as a group. Except as otherwise indicated, all information is as of March 15, 2001.

Name	Aggregate Number of Shares of Common Stock Beneficially Owned (1)		Acquirable by Exercise of Stock Options Within 60 Days (2)	Percent of Class Outstanding (3)

Michael H. Carrel	1,000		216,250	*	%

Joseph B. Costello	2,037,900		454,000	7.6

Dixon R. Doll	207,988		124,000	1.0

Paul Edelhertz	254,200		450,001	2.2

Todd Fitzwater	900,020	(4)	0	2.8

Manish Gupta	0		0	*

Douglas M. Holden	0		0	*

Peter Marton	87,500		237,500	1.0

Jeff McCall	0		0	*

Paul G. McLean	0		88,225	*

John Olsen	0		60,000	*

Sven Wehrwein	0		83,000	*

All current directors and executive officers as a group (10 persons)	2,588,588		1,475,476	12.6
*
Represents less than 1% of the outstanding common stock.

(1)
The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority. Dr. Doll disclaims beneficial ownership of 13,000 shares held by the University of Michigan Business School Growth Fund, of which he is an alumni investment manager.
(2)
Reflects the number of shares that could be purchased by exercise of options available at March 15, 2001, or within 60 days thereafter under our stock option plans.
(3)
Based on the number of shares outstanding on March 15, 2001.
(4)
Includes 20 shares held by Mr. Fitzwater's daughters. Does not include shares of common stock that may be obtained by Mr. Fitzwater upon conversion of a promissory note of $1,009,669.89 owed to him. The note is convertible upon Mr. Fitzwater's request and the approval of the Board of Directors, which approval may be granted or withheld at its discretion. The note bears interest of 7%. Principal in the amount of $63,104.37 and accrued interest are being paid to Mr. Fitzwater on a quarterly basis beginning December 31, 1999, and ending September 30, 2003.

ITEM NO. 1—ELECTION OF DIRECTORS

    The current term of office of all of our directors expires at the 2001 annual meeting. The Board of Directors proposes that the following nominees, all of whom are currently serving as directors, be re-elected for a new term of one year and until their successors are duly elected and qualified. Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, the Board may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board.

    The directors standing for election are:

Joseph B. Costello

    Mr. Costello, 47, has been Vice-Chairman of Zamba since October 2000. He served as Chairman from January 1998 to October 2000, and has been a director since April 1996. Mr. Costello has been Chairman of the Board and Managing Director of Think3, a privately held supplier of computer-aided design technology, since February 1998, and was named President and CEO of Think3 in November 1998. Prior to joining Think3, Mr. Costello was the Chief Executive Officer of Cadence Design Systems Corporation, a supplier of electronic design automation software and services, from May 1988 to October 1997. Mr. Costello holds a Bachelor of Science degree in mathematics and physics from Harvey Mudd College, a Master of Science degree in physics from Yale University and a Master of Science degree in physics from the University of California, Berkeley. Mr. Costello is also Chairman of the Board for NextNet Wireless, Inc., a privately held company, of which we currently own approximately one-third of the outstanding equity, and also serves as a director of Calico Commerce, Inc., and several private companies.

Dixon R. Doll

    Dr. Doll, 58, has been a director of Zamba since May 1989. Since December 1996, he has served as Managing General Partner of Doll Capital Management, a private venture capital firm that invests in entrepreneurial companies in the information technology and communications markets. From September 1994 to December 1996, Dr. Doll was actively engaged in venture capital activities as a private investor. Dr. Doll holds a Bachelor of Science degree in electrical engineering from Kansas State University and Master of Science and Doctorate degrees in electrical engineering from the University of Michigan. Dr. Doll is also a director of NextNet Wireless, Inc., a privately held company, of which we currently own approximately one-third of the outstanding equity, Network Equipment Technologies, Inc. and numerous private companies.

Paul D. Edelhertz

    Mr. Edelhertz, 38, has been Chairman of Zamba since October 2000 and a director since October 1998. He served as President and Chief Executive Officer of Zamba from October 1998 through

October 2000, and was Vice President of Customer Solutions for Zamba from September 1996 to October 1998. From 1984 to September 1996 he was employed by Andersen Consulting, a business-consulting firm, serving as an Associate Partner from 1994 to 1996. Mr. Edelhertz holds a Bachelor of Arts degree in economics from Claremont McKenna College.

Douglas M. Holden

    Mr. Holden, 39, has been President and CEO and a director of Zamba since October 2000. Prior to joining Zamba, Mr. Holden held a variety of positions with KPMG Consulting, Inc. and its predecessor KPMG LLP. From January 2000 through October 2000, he was an Executive Vice President with KPMG Consulting, Inc., where he led the Solutions Group, including the Customer Relationship Management solution. From April 1997 through January 2000, he was the Global Partner in Charge of Customer Relationship Management for KPMG LLP. From July 1990 through April 1997, Mr. Holden held a variety of other positions with KPMG LLP, and was a partner from July 1995 through April 1997. Mr. Holden holds a Bachelor of Science degree in marketing from San Jose State University and a Masters of Business Administration from the Amos Tuck School of Business at Dartmouth College.

John Olsen

    Mr. Olsen, 50, has been a director of Zamba since March 2000. Since July 2000, he has been President, CEO, and a director of Marimba, Inc., a provider of Internet infrastructure management solutions. Between December 1999 and July 2000, he was an independent business consultant. From May 1994 to December 1999, Mr. Olsen was employed by Cadence Design Systems, Inc., where he served in several capacities, including Group President, Executive Vice President of Field Operations, Senior Vice President of Sales and Marketing and Vice President of Worldwide Sales. Before joining Cadence, Mr. Olsen had been a Consulting Partner for KPMG Peat Marwick and worked for Electronic Data Systems. Mr. Olsen holds a Bachelor of Science degree from Iowa State University in industrial engineering and a Masters of Science degree in management science from University of South Florida.

Sven Wehrwein

    Mr. Wehrwein, 50, has been a director of Zamba since June 1999. Since March 1999, and at various times since 1995, he has been an independent financial consultant. From December 1998 to February 1999, he was the Chief Financial Officer of Digi International, Inc. From November 1997 to July 1998, he was the Chief Financial Officer of the Center for Diagnostic Imaging, and from June 1995 to August 1996, he was the Chief Financial Officer of InStent, Inc. Prior to joining InStent, he was an investment banker, most recently as a Managing Director at Wessels, Arnold and Henderson, and previously with Drexel Burnham Lambert. Mr. Wehrwein holds a Bachelors of Science degree in business from Loyola University in Chicago, Illinois, and a Masters of Management degree from the Sloan School of Management at the Massachusetts Institute of Technology. Mr. Wehrwein is also a director of Vital Images, Inc. and Lightning Rod Software, Inc.

How are directors compensated?

    We do not pay fees to Board members, but directors receive reimbursement of expenses incurred for participating in Board and committee meetings. Non-employee members of the Board also participate in our 1993 Directors' Stock Option Plan, which provides for the following grants of options to purchase our common stock: when an individual becomes a non-employee director, such director is granted options to purchase 45,000 shares of common stock; on January 1 of each year, the director is granted options to purchase 15,000 shares of common stock for being a member of the Board and an additional 4,000 options for participation on a committee of the Board, provided such director has served on the Board for at least six months. Messrs. Edelhertz and Holden are not eligible for grants under the Directors Plan because they are considered to be employees. Directors may also receive discretionary grants under our 1993 Equity Incentive Plan.

    Option grants under the Directors' Plan are non-discretionary and do not qualify as incentive stock options (as defined in Section 422 of the Internal Revenue Code of 1986, as amended). The exercise price of options granted under the Directors' Plan is 100% of the fair market value of our common stock on the date of the option grant. Options granted under the Directors' Plan may be exercised immediately; however, the shares obtained upon exercise cannot be sold until they vest. Vesting occurs over four years, with one-sixteenth of each grant vesting at the end of each calendar quarter. Options that are exercised but are not vested are to be repurchased by Zamba upon the termination of the director's service at the exercise price for the option. In the event of a merger with or into another corporation or a consolidation, acquisition of assets or other transaction that results in a change of control of Zamba, the vesting of all options will accelerate and any option that is not exercised prior to the consummation of the transaction will terminate.

How often did the Board meet during 2000?

    The Board of Directors met 11 times during 2000, and acted by written consent once. With the exceptions of Mr. Costello, who attended 50% of the Audit Committee meetings, and Mr. Olsen, who attended 60% of the Board meetings held after his appointment, each director attended more than 75% of the total number of meetings of the Board of Directors and committees on which he or she served.

What committees has the Board established?

    The Board of Directors has standing Audit and Compensation Committees, and the Compensation Committee has a standing Non-Affiliate Option Committee.

    Audit Committee.  The functions of the Audit Committee and its activities during 2000 are described below under the heading Report of the Audit Committee. During the year, the Board examined the composition of the Audit Committee in light of the adoption by Nasdaq and the SEC of new rules governing audit committees. The Board of Directors has determined that each of the three members of the Audit Committee is independent and able to read and understand fundamental financial statements, as required by the new rules. The Board of Directors has also determined that at least one member of the audit committee has past employment experience in finance of accounting. The Board of Directors has reviewed, assessed the adequacy of, and approved the audit committee charter, which is reprinted in the appendix to this proxy statement. During 2000, Messrs. Costello and Wehrwein were the members of the Audit Committee. Mr. Olsen will be joining the audit committee in 2001.

    Compensation Committee.  The Compensation Committee is charged with reviewing our general compensation strategy; establishing the salaries of the executive officers; reviewing, approving, recommending and administering our stock option plans and certain other compensation and benefit plans; and approving certain employment contracts. In 2000, the Compensation Committee met twice and acted by written consent 21 times. Mr. Costello and Dr. Doll are the members of the Compensation Committee.

    Non-Affiliate Option Committee.  The Non-Affiliate Option Committee is charged with granting options to non-executive employees upon the beginning of their employment with us, as well as granting options to non-executives upon promotions and for certain other purposes, such as upon employee referrals. The Compensation Committee provides an annual budget and guidelines for option grants by the Non-Affiliate Option Committee. Mr. Edelhertz is the sole member of the Non-Affiliate Option Committee.

Certain Relationships and Related Transactions

    During 2000, we paid $130,145 to Clarify, Inc. for training and attendance at business events; and $135,417 to Calico Commerce, Inc., for training, subcontractor fees, and marketing expenses. We also received $199,880 from Clarify, $450,078 from Calico, and $142,928 from Think3, Inc., all for consulting services. Mr. Costello served on the Board of Directors of each of these companies, and is also the President and Chief Executive Officer of Think 3. On December 26, 2000, we entered into a loan agreement with our Chairman, Paul Edelhertz, in the amount of $500,000. Mr. Edelhertz used this loan to exercise 250,000 options to purchase shares of our common stock. The loan is secured by Mr. Edelhertz' options. Principal and accrued interest are repayable in one payment on December 26, 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16(a) of the Securities Exchange Act of 1934, as amended, which we call the "Exchange Act," requires our directors and executive officers, and persons who own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities of Zamba with the Securities and Exchange Commission. Executive officers, directors and greater-than-ten-percent shareowners are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us during fiscal 2000, all other Section 16(a) filing requirements applicable to our executive officers, directors and greater-than-ten-percent beneficial owners were satisfied, except for the following reports, which were late because of administrative errors: for Mr. Carrel, a March stock purchase was reported on May 29, and a June option grant was reported on July 23; for Mr. Costello, gifts of stock made in May and June were reported incorrectly in June and July, respectively, each by listing Mr. Costello as our Chief Financial Officer, and each report was subsequently corrected in September; for Dr. Doll, a January option grant was reported on March 6; for Mr. Edelhertz, a March stock purchase was reported on May 31, and a June option grant was reported on June 23; for Mr. Fitzwater, August sales were reported on September 20; and, for Mr. Marton, a March option exercise was reported on May 30, a June option exercise was reported on November 2, and a September option exercise was reported on November 3.

Report of the Audit Committee

    The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Zamba filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

    During 2000, the Audit Committee of the Board of Directors implemented a charter for the Committee, which was approved by the full Board on May 18, 2000. The complete text of the new charter, which reflects standards set forth in new SEC regulations and Nasdaq rules, is reproduced in the appendix to this proxy statement. As set forth in more detail in the charter, the Audit Committee's primary responsibilities fall into three categories:

  •
  first, the Committee is charged with monitoring the preparation of quarterly and annual financial reports by our management, including discussions with management and our outside auditors about draft annual financial statements and key accounting and reporting matters;
  •
  second, the Committee is responsible for matters concerning the relationship between Zamba and its outside auditors, including recommending their appointment or removal; reviewing the scope of their audit services and related fees, as well as any other services being provided to Zamba; and determining whether the outside auditors are independent (based in part on the annual letter provided to us pursuant to Independence Standards Board Standard No. 1); and
  •
  third, the Committee oversees management's implementation of effective systems of internal controls, including reviews of policies relating to legal and regulatory compliance, ethics and conflicts of interests; and review of the activities and recommendations of our internal auditing program.

    The Committee has implemented procedures to ensure that during the course of each year it devotes the attention that it deems necessary or appropriate to review and discuss all financial statements prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles, and the Committee discussed the statements with both management and the outside auditors. The Committee's review included discussion with the outside auditors of matters required to be discussed pursuant to Statement of Auditing Standards No. 61 (Communication with Audit Committees).

    With respect to our outside auditors, the Committee, among other things, discussed with KPMG LLP matters relating to its independence, including the disclosures made to the Committee as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

    On the basis of these reviews and discussions, the Committee recommended to the Board of Directors that the Board approve the inclusion of our audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the Securities and Exchange Commission.

                      Members of the Audit Committee

                      Joseph B. Costello
                      Sven Wehrwein

Independent Auditors' Fees

Audit Fees

    We paid KPMG $110,800 in fees for the audit of our annual consolidated financial statements for 2000 and for the review of our interim consolidated financial statements for each quarter in 2000.

All Other Fees

    We also paid KPMG an aggregate of approximately $39,400 for tax and other services in 2000. No systems design or implementation services were provided to us by KPMG during 2000. The Audit Committee has considered whether, and has determined that, the provision of these services was compatible with maintaining the independence of KPMG.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

    The following Report of the Compensation Committee and the performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Zamba filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.

    The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 2000.

    The Compensation Committee establishes the general compensation policy. The Committee typically reviews salary levels for the Chief Executive Officer ("CEO") and other executive officers annually. In conjunction with the Non-Affiliate Option Committee, the Committee also administers our stock option plans. Stock options granted under our incentive option plans provide long-term incentives for officers because they generally have value only if the price of our stock increases above the exercise price of the stock option and the officer remains in our employ for the period required for the shares to vest. Officers may also receive options under our non-qualified option plans, but only in conjunction with our hiring of the officer and only if the non-qualified option grant is an essential element of the inducement for the officer to join us.

    Base Compensation.  The Committee reviews the performance of the executives and establishes a salary level for the CEO. The Committee retains the rights to review these policies, should it believe that such a review is warranted, in light of changes in our performance, the competitive market for CEOs, and other factors that may be deemed material by the Committee.

    Stock Options.  Stock options typically have been granted to executive officers when the executive first joins us, in connection with a significant change in responsibilities, and, occasionally, to achieve equity within a peer group. The Committee may also grant stock options to executives for other reasons. In 2000, stock options were granted to Messrs. Holden, McCall, and Gupta as incentives for them to become employees and to align their interests with those of our stockholders. Stock options were also granted to Messrs. Edelhertz, Carrel, and McLean in recognition of promotions and performance. The number of shares subject to each stock option granted is determined by the Committee in its sole discretion and is based on anticipated future contributions and ability to impact corporate and/or business unit results, past performance where applicable and consistency within the executive's peer group. In the discretion of the Committee, executive officers may also be granted stock options under our equity option plans to provide greater incentives to those officers to continue their employment with us and to strive to increase the value of our common stock. The relative importance of these factors varies from case to case based on a discretionary and subjective determination by the Committee of what is appropriate at the time. The stock options generally become exercisable over a four-year period (25% at the end of the first year and 6.25% each quarter thereafter) and are granted at a price that is equal to the fair market value of our common stock on the date of grant.

    Final decisions regarding stock option grants to executives are made by the Committee itself. The Committee is composed of two independent non-employee directors, neither of whom has any interlocking relationships as defined by the Securities and Exchange Commission. Each of the members of the Committee is a "non-employee" director within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and an "outside director" within the meaning of Section 16 of the Internal Revenue Code of 1986, as amended. Both Messrs. Edelhertz and Holden may attend the meetings of the Committee, but neither of them votes or participates in deliberations that relate to his own compensation. During 1999, the Committee created a Non-Affiliate Option Committee, composed of Mr. Edelhertz, which has the right to grant options to persons who are not officers of Zamba, so long as the individual option grants fall within the guidelines established by the Committee.

2000 Executive Compensation

    Mr. Edelhertz became President and CEO during October 1998, and became Chairman during October 2000. The Committee based Mr. Edelhertz' compensation for 2000 on our policies for executive compensation, Mr. Edelhertz' performance in his prior position of President and CEO, the salaries of chairmen in companies of comparable size and other companies in our industry. Mr. Edelhertz' salary was set at $300,000 for 2001.

    Mr. Holden became President and CEO during October 2000. The Committee based Mr. Holden's compensation for 2000 on our policies for executive compensation, and the salaries of CEOs in similar positions of companies of comparable size and other companies in our industry. Mr. Holden's base salary for 2001 is $300,000.

Compliance with Section 162(m) of the Internal Revenue Code of 1986

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporations' chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee currently intends to structure performance-based compensation, including stock option grants and annual bonuses, to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements.

    The Board and the Compensation Committee do not believe that the provisions of Section 162(m) will limit the deductibility of the compensation expected to be paid to those executive officers described above. The Board and the Compensation Committee reserve the authority to award non-deductible compensation in other circumstances as they deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended by us to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

                      Members of the Compensation Committee

                      Joseph B. Costello
                      Dixon R. Doll

Compensation Committee Interlocks and Insider Participation

    None of the members of the Compensation Committee is or has been an officer or employee of Zamba. None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Employment Agreements

    We have entered into an agreement with Messrs. Edelhertz, Holden, McCall, and Gupta that provides each of them with severance payments equal to six months of salary in the event of termination by us other than for cause. We have also entered into agreements with Messrs. Edelhertz, Holden, Carrel, McCall, and Gupta that will provide them, upon a "change in control" of Zamba, an employment contract of 13 months' duration and severance payments equivalent to six months of salary upon the expiration of the 13-month period, and that will accelerate the vesting of all of their then-outstanding stock options. A "change of control" is defined in the agreements and includes a sale of all or substantially all of the assets of Zamba or a merger or consolidation after which holders of our voting securities hold less than 50% of the voting securities of the surviving corporation.

Other Agreements

    On November 15, 2000, we executed an agreement with Todd Fitzwater, our former Senior Vice President, amending his employment agreement. Under the amendment, Mr. Fitzwater's employment with us ceased on November 3, 2000, and we agreed to continue paying him his then-current salary through January 31, 2001. On December 3, 2000, we executed an agreement with Peter Marton, our former Executive Vice President and Chief Operating Officer, under which Mr. Marton ceased active employment with us as of December 31, 2000, and we continued to pay him his then-current base salary and allowed his options to continue vesting through June 30, 2001, unless he begins to receive regular income from employment or consulting prior to that date, at which date we would stop paying him and his stock options would discontinue vesting.

EXECUTIVE OFFICERS

    The following table lists certain information regarding our executive officers as of March 15, 2001.

Name	Age	Position

Douglas M. Holden	39	President, Chief Executive Officer, and Director

Michael H. Carrel	30	Executive Vice President and Chief Financial Officer

Manish Gupta	29	Executive Vice President of Solutions

Jeffrey S. McCall	37	Executive Vice President of Internal Operations

Paul McLean	36	Executive Vice President of Delivery Operations

    Information regarding Mr. Holden is listed under "Proposal No. 1—Election of Directors."

    Mr. Carrel has been Executive Vice President and Chief Financial Officer since October 1998. From May 1997 to October 1998, he had been Director of Strategy and Business Development. From September 1992 to July 1995, Mr. Carrel was an accountant with Price Waterhouse. Mr. Carrel holds a Bachelor of Science degree in accounting from Pennsylvania State University and a Masters of Business Administration degree from the Wharton School at the University of Pennsylvania, which he attended from August 1995 to May 1997.

    Mr. Gupta has been Executive Vice President of Solutions since November 2000. He was a director in the Customer Relationship Management Solutions practice for KMPG Consulting, Inc. from January 2000 to November 2000, and for KPMG LLP from November 1999 to January 2000. From June 1998 through November 1999, he held management-consulting positions with Ernst & Young, LLP. Mr. Gupta holds a Bachelor of Science degree in computer engineering from Mangalore University in Surathkal, India, and a Masters in Business Administration degree from the Simon School of Business at the University of Rochester.

    Mr. McCall has been Executive Vice President of Internal Operations since November 2000. From January 2000 to November 2000, he had been a managing director of KPMG Consulting, Inc. in their customer relationship management practice. From July 1999 to January 2000, he had been a partner of KPMG LLP. From August 1996 through July 1999, he was a senior manager at KPMG. Prior to joining KPMG, Mr. McCall held various consulting positions with Ernst & Young, LLP, Price Waterhouse LLP, and EDS. Mr. McCall holds a Bachelor of Science degree in Finance and a Masters in Business Administration from Texas A&M University.

    Mr. McLean has served in several capacities with Zamba since joining in July 1998. Since November 2000, he has been Executive Vice President of Delivery Operations. From January 1999 to November 2000, he was Vice President of Operations. From July 1998 through January 1999, he was a client executive. Prior to joining Zamba, he held several senior technical positions with SHL Systemshouse. Mr. McLean holds a Bachelor of Science degree from University of Waterloo, in Ontario, Canada.

Executive Compensation Summary Table

    The following table sets forth information concerning total compensation earned or paid during the past three fiscal years to each person holding the office of Chief Executive Officer during 2000, the four most highly compensated executive officers during the year ended December 31, 2000, and two additional executive officers who were employed as of December 31, 2000, and would have been among the four most highly compensated executive officers if they had been employed with us for the entire year. We refer to these executive officers as the "named executive officers" in the remainder of this proxy statement.

Long-Term Compensation
Annual Compensation
				Number of Stock Options Granted	All Other Compensation (1)
Name and Principal Position	Year	Salary	Bonus

Paul Edelhertz Chairman of the Board; Former President and CEO	2000 1999 1998	$251,683 229,327 225,000	$75,000 1,000 0	600,000 0 900,000	$72 72 105

Douglas M. Holden President and CEO	2000 1999 1998	$61,341 0 0	$0 0 0	1,500,000 0 0	$18 0 0

Michael H. Carrel Executive Vice President and Chief Financial Officer	2000 1999 1998	$152,885 152,885 100,833	$90,000 2,500 14,250	249,334 0 240,000	$72 2,391 105	(4)

Todd Fitzwater Former Senior Vice President	2000 1999 1998	$247,258 228,375 65,719	$0 1,000 0	0 0 0	$72 72 50

Manish Gupta(2) Executive Vice President of Solutions	2000 1999 1998	$25,000 0 0	$0 0 0	450,000 0 0	$12 0 0

Peter Marton Former Executive Vice President and Chief Operating Officer	2000 1999 1998	$225,000 178,125 0	$0 1,000 0	0 650,000 0	$72 60 0

Jeff McCall(3) Executive Vice President of Internal Operations	2000 1999 1998	$37,500 0 0	$25,000 0 0	450,000 0 0	$12 0 0

Paul McLean Executive Vice President of Delivery Operations	2000 1999 1998	$174,039 147,312 43,205	$10,000 15,000 2,727	140,000 120,000 50,000	$72 72 44
(1)
Includes premiums for life insurance paid on the same basis as for all other employees.

(2)
Mr. Gupta joined us as Executive Vice President of Solutions on November 16, 2000. His annual salary is $200,000.

(3)
Mr. McCall joined us as Executive Vice President of Internal Operations on November 1, 2000. His annual salary is $225,000.

(4)
Includes $2,319 for moving expenses.

Option Grants for 2000

    The following table sets forth the following information regarding individual option grants to the named executive officers during 2000:

  •
  the number of shares of Zamba common stock underlying options granted during the year;

  •
  the percentage that such options represent of all options of the same class granted during the year;

  •
  the exercise price;

  •
  the expiration date; and

  •
  the potential realizable value, as of the expiration date, of the options under the option-pricing model discussed below.

    The hypothetical value of the options as of their expiration date has been calculated, as permitted by SEC rules, based on assumed rates of annual compound stock appreciation of 5% or 10% from the date the option was granted. It should be noted that this model is only one method of valuing options, and our use of the model should not be interpreted as an endorsement of its accuracy. The actual value of the options may be significantly different, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise.

Option Grants During 2000

					Potential Realizable Value At Assumed Annual Rates of Price Appreciation for Option Term (2)
		% of Total Options Granted During 2000
	Number of Options Granted (1)
			Exercise Price ($/Share)	Expiration Date
Name					5%	10%

Paul Edelhertz	250,000 350,000	3.84 5.38%	$5.125 2.594	6/27/10 12/1/10	$805,771 570,973	$2,041,983 1,446,959

Douglas M. Holden	850,000 650,000	13.07 10.00	3.000 3.875	10/17/10 10/18/10	1,603,681 1,584,028	4,064,043 4,014,239

Michael H. Carrel	83,334 166,000	1.28 2.55	5.125 2.594	6/27/10 12/1/10	268,593 270,805	680,666 686,272

Manish Gupta	450,000	6.92	3.031	11/16/10	857,781	2,173,785

Jeff McCall	450,000	6.92	3.500	11/1/10	990,509	2,510,144

Paul McLean	15,000 125,000	0.23 1.92	5.000 2.875	4/17/10 11/22/10	47,167 226,009	119,531 572,751
(1)
These securities were granted at fair market value and become exercisable with respect to 25% of the shares on the first anniversary date after the date of grant and with respect to 6.25% of the shares each quarter thereafter. The Compensation Committee, which administers our stock option plans, has general authority to accelerate, extend or otherwise modify benefits under option grants, within overall plan limits, and, with the consent of the affected optionee, to change the exercise price of an option.

(2)
The 5% and 10% assumed rates of annual compound stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

Option Exercises and Year-End Values

    The table below sets forth the following information with respect to option exercises during 2000 by each of the named executive officers and the status of their options at December 31, 2000:

  •
  the number of shares of Zamba common stock acquired upon exercise of options during 2000;

  •
  the aggregate dollar value realized upon the exercise of those options;

  •
  the total number of exercisable and non-exercisable stock options held at December 31, 2000; and

  •
  the aggregate dollar value of in-the-money exercisable options at December 31, 2000.

Option Exercises in 2000 and Option Values on December 31, 2000

	Number of Shares Acquired Upon Exercise of Option
			Number of Unexercised Options 12/31/00		Value of Unexercised In-The-Money Options 12/31/00(1)
		Value Realized Upon Exercise
Name			Exercisable	Unexercisable	Exercisable	Unexercisable

Paul D. Edelhertz	250,000	$0	337,501	912,499	$280,501	$306,669

Douglas M. Holden	—	—	0	1,500,000	0	0

Michael H. Carrel	—	—	185,000	364,334	191,013	135,937

Todd Fitzwater	—	—	0	0	0	0

Manish Gupta	—	—	0	0	0	0

Peter Marton	87,500	472,658	196,875	365,625	141,750	263,250

Jeff McCall	—	—	0	0	0	0

Paul McLean	4,900	70,437	70,725	229,375	39,531	50,678
(1)
In accordance with SEC rules, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, fair market value is deemed to be $2.72, the closing price of our common stock on December 31, 2000.

COMPANY STOCK PRICE PERFORMANCE

    The stock price performance graph below includes companies required by the Securities and Exchange Commission and shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act or 1934, as amended, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed soliciting material or filed under such acts.

    The following graph demonstrates a comparison of cumulative total returns based upon an initial investment of $100.00 in our common stock as compared with the JP Morgan H&Q Technology Index and the Nasdaq Stock Market-U.S. Index. The stock price performance shown on the graph below is not necessarily indicative of future price performance and only reflects our relative stock price on December 31, 1996, 1997, 1998, 1999, and 2000.

ITEM NO. 2—APPROVAL OF INCREASE IN NUMBER
OF AUTHORIZED SHARES OF COMMON STOCK

    The Board of Directors has adopted, subject to stockholder approval, an amendment to Fourth Amended Certificate of Incorporation to increase our authorized number of shares of common stock from 55,000,000 shares to 120,000,000 shares.

    The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock. Adoption of the proposed amendment and issuance of the common stock will not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to increasing the number of shares of common stock outstanding, such as dilution of the earnings per share and of the voting rights of current holders of our common stock. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment of Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

    In addition to the 32,175,213 shares of common stock outstanding at March 15, 2001, we have reserved 14,071,592 shares of common stock for future issuance upon exercise of options granted under our stock option plans and 35,000 shares of common stock for future issuance upon exercise of warrants. As of March 15, 2001, there were no shares of preferred stock outstanding.

    We have no current plans to issue the additional shares of common stock. Approval of the additional shares will provide us with greater flexibility to use capital stock for business and financial purposes in the future, without the delay and expense associated with convening a special stockholders' meeting. The additional shares may be used for various purposes including, without limitation, expanding our business or product lines through the acquisition of other businesses or products, raising capital, providing equity incentives to employees, officers or directors, and establishing strategic relationships with other companies.

    We could also use the additional shares to oppose a hostile takeover attempt or delay or prevent changes in control or management. For example, without further stockholder approval, the Board could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current Board. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at us), stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then-current market prices.

    Unless required by law or by the rules of any stock exchange on which our common stock may in the future be listed, no further authorized vote by the stockholders will be sought for any issuance of shares of common stock. Under existing Nasdaq regulations, approval by a majority of the holders of our common stock would nevertheless be required in connection with a transaction or series of related transactions that would result in the original issuance of additional shares of our common stock, other than in a public offering for cash, (i) if the common stock (including securities convertible into or exercisable for common stock) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the common stock; (ii) if the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the common stock; or (iii) if the issuance would result in a change in control of Zamba.

    Although the increase in authorized but unissued shares of common stock is designed to enable us to grant stock options under our stock option plans, to consider potential acquisitions and to use for general corporate purposes, the increase in the authorized but unissued shares of common stock could make a change in control of Zamba more difficult to achieve. Under certain circumstances, these shares of common stock could be used to create voting impediments to frustrate persons seeking to effect a takeover or otherwise gain control of Zamba. These shares could be sold privately to purchasers who might side with the Board of Directors in opposing a takeover bid that the Board determines is not in our best interests or those of our stockholders.

    The amendment also may have the effect of discouraging an attempt by another person or entity, through acquisition of a substantial number of shares of our common stock, to acquire control of us with a view to effecting a merger, sale of assets or a similar transaction, since the issuance of new shares could be used to dilute the stock ownership of such person or entity.

    Although our Board of Directors has concluded that the potential benefits of the proposed amendment outweighs its possible disadvantages, the Board asks stockholders to consider, as the Board has done, those possible disadvantages. Stockholders may find the issuance of shares of our common stock disadvantageous to the extent that it may be used to discourage takeovers that are not approved by the Board but in which stockholders may receive for some or all of their shares a substantial premium above market value at the time a tender offer is made. Thus, stockholders who may wish to participate in such a tender offer may be restricted in their opportunity to do so. In addition, because the proposed amendment may enable us to discourage tender offers, the amendment may make removal of the Board of Directors or management more difficult. To the extent that the adoption of the proposed amendment renders less likely a merger or other transaction opposed by our incumbent Board of Directors, the effect of such adoption may be to assist the Board of Directors and management in retaining their current positions.

    The affirmative vote of the holders of a majority of the shares of our common stock is required to approve this amendment to our Certificate of Incorporation. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF THIS PROPOSAL.

OTHER BUSINESS

    As of the date of this proxy statement, we know of no other business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ADDITIONAL INFORMATION

    Stockholder Proposals for the 2002 Annual Meeting.  Stockholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of stockholders in 2002 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, stockholder proposals must be received by our Secretary no later than November 30, 2001.

    Proxy Solicitation Costs.  We will bear the cost of preparing, assembling, printing and mailing this proxy statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy card, as well as the cost of soliciting proxies relating to the meeting. Officers and regular employees of Zamba may, but without compensation other than their regular compensation, solicit proxies by additional mailings or by personal conversations, by telephone, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.

Appendix

Charter of the Audit Committee
of the Board of Directors

I.  Audit Committee Purpose

    The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its oversight responsibilities. The Audit Committee's primary duties and responsibilities are to:

  •
  Monitor the integrity of the Company's financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance.

  •
  Monitor the independence and performance of the Company's independent auditors.

  •
  Provide an avenue of communication among the independent auditors, management, and the Board of Directors.

    The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities, and it has direct access to the independent auditors as well as anyone in the organization. The Audit Committee has the ability to retain, at the Company's expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

II.  Audit Committee Composition and Meetings

    Audit Committee members shall meet the requirements of the NASD/AMEX Exchange. The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent nonexecutive directors, free from any relationship that would interfere with the exercise of his or her independent judgment. All members of the Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Committee shall have accounting or related financial management expertise.

    Audit Committee members shall be appointed by the Board. If an audit committee Chair is not designated or present, the members of the Committee may designate a Chair by majority vote of the Committee membership.

    The Committee shall meet at least once annually, or more frequently as circumstances dictate. The Audit Committee Chair shall prepare and/or approve an agenda in advance of each meeting. The Committee should meet privately in executive session at least annually with management, the independent auditors, and as a committee to discuss any matters that the Committee or each of these groups believe should be discussed. In addition, the Committee, or at least its Chair, should communicate with management and the independent auditors quarterly to review the Company's financial statements and significant findings based upon the auditors' limited review procedures.

III. Audit Committee Responsibilities and Duties

Review Procedures

     1. Review and reassess the adequacy of this Charter at least annually. Submit the charter to the Board of Directors for approval and have the document published at least every three years in accordance with SEC regulations.

     2. Review the Company's annual audited financial statements prior to filing or distribution. Review should include discussion with management and independent auditors of significant issues regarding accounting principles, practices, and judgments.

A-1

     3. In consultation with the management, the independent auditors, and the internal auditors, if any, consider the integrity of the Company's financial reporting processes and controls. Discuss significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures. Review significant findings prepared by the independent auditors and the internal auditing department together with management's responses.

     4. Review with financial management and the independent auditors the company's quarterly financial results prior to the release of earnings and/or the company's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with SAS 61 (see item 9). The Chair of the Committee may represent the entire Audit Committee for purposes of this review.

Independent Auditors

     5. The independent auditors are ultimately accountable to the Audit Committee and the Board of Directors. The Audit Committee shall review the independence and performance of the auditors and annually recommend to the Board of Directors the appointment of the independent auditors or approve any discharge of auditors when circumstances warrant.

     6. Approve the fees and other significant compensation to be paid to the independent auditors.

     7. On an annual basis, the Committee should review and discuss with the independent auditors all significant relationships they have with the Company that could impair the auditors' independence.

     8. Review the independent auditors audit plan—discuss scope, staffing, locations, reliance upon management, and general audit approach.

     9. Prior to releasing the year-end earnings, discuss the results of the audit with the independent auditors. Discuss certain matters required to be communicated to audit committees in accordance with AICPA SAS 61.

    10. Consider the independent auditors' judgments about the quality and appropriateness of the Company's accounting principles as applied in its financial reporting.

Legal Compliance

    11. On at least an annual basis, review with the Company's counsel any legal matters that could have a significant impact on the organization's financial statements, the Company's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

Other Audit Committee Responsibilities

    12. Annually prepare a report to stockholders as required by the Securities and Exchange Commission. The report should be included in the Company's annual proxy statement.

    13. Perform any other activities consistent with this Charter, the Company's by-laws, and governing law, as the Committee or the Board deems necessary or appropriate.

    14. Maintain minutes of meetings and periodically report to the Board of Directors on significant results of the foregoing activities.

A-2

ANNUAL MEETING OF STOCKHOLDERS Thursday, May 17, 2001 3:00 p.m. Marquette Hotel 710 Marquette Avenue Minneapolis, MN 55402
ZAMBA CORPORATION 3033 Excelsior Blvd., Suite 200, Minneapolis, Minnesota 55416	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ZAMBA

The undersigned hereby appoints Paul D. Edelhertz as proxy, with full powers of substitution, and hereby authorizes him to represent and to vote, as designated below, all shares of common stock, $.01 par value, of Zamba Corporation ("Zamba") held of record by the undersigned on March 15, 2001, at the Annual Meeting of Stockholders of Zamba to be held on Thursday, May 17, 2001, and at any continuations or adjournments thereof.

This Proxy, when properly executed and returned in a timely manner, will be voted at the Annual Meeting and any adjournments thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR the Board of Director nominees and for Proposal 2 in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting.

See reverse for voting instructions

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN
THIS PROXY CARD AND RETURN IT PRIOR TO THE MEETING IN THE ENCLOSED ENVELOPE.

\*/ Please detach here \*/

The Board of Directors unanimously recommends that you vote FOR the Board of Director nominees and FOR Proposal 2.

1.	Election of directors:	01 Joseph B. Costello 03 Paul D. Edelhertz 05 John Olsen	02 Dixon R. Doll 04 Douglas M. Holden 06 Sven A. Wehrwein	/ /	Vote FOR all nominees	/ /	Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to increase the authorized number of shares of common stock.	/ /	For	/ /	Against	/ /	Abstain

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box / / Indicate changes below:	Dated:	, 2001

Signature(s) in Box
 (If there are co-owners both must sign)
This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians should indicate their capacities. If the signer is a corporation, please print full corporate name and indicate capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership, please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2001
TABLE OF CONTENTS
STOCK OWNERSHIP
ITEM NO. 1—ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS
Option Grants During 2000
Option Exercises in 2000 and Option Values on December 31, 2000
COMPANY STOCK PRICE PERFORMANCE
ITEM NO. 2—APPROVAL OF INCREASE IN NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.
OTHER BUSINESS
ADDITIONAL INFORMATION
Charter of the Audit Committee of the Board of Directors